                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31
                                  --------------------------------------------------------
                                    1998         1997         1996       1995       1994
                                  ---------    ---------    --------    -------    -------
Earnings (loss) before income
  taxes.........................  $(615,229)   $(431,611)   $172,049    $91,501    $49,926
Add back fixed charges..........     59,030        8,000       7,000      5,000      3,000
                                  ---------    ---------    --------    -------    -------
Total earnings (loss)...........  $(556,199)   $(423,611)   $179,049    $96,501    $52,926
Fixed charges:
  Interest (none capitalized)...  $  43,030    $      --    $     --    $    --    $    --
  Interest component of rental
     payments...................     16,000        8,000       7,000      5,000      3,000
                                  ---------    ---------    --------    -------    -------
          Total fixed charges...  $  59,030    $   8,000    $  7,000    $ 5,000    $ 3,000
                                  =========    =========    ========    =======    =======
Ratio of earnings to fixed
  charges.......................      *            *            25.6       19.3       17.6
                                  =========    =========    ========    =======    =======

-------------------------

* Earnings were insufficient to cover fixed charges by $615.2 million for 1998 and $431.6 million for 1997.

     For purposes of computing these ratios, our earnings before income taxes, as reported in our most recent Annual Report on Form 10-K/A, have been increased by the fixed charges. The amount of earnings was then divided by the amount of fixed charges, the result being the ratio of earnings to fixed charges. Fixed charges represent interest expense (no interest has been capitalized) plus the estimated interest factor in rental expense.